As filed with the Securities and Exchange Commission on July 1, 2021

Registration No. 333-234051

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Navistar International Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-3359573
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2701 Navistar Drive

Lisle, Illinois 60532

(331) 332-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Curt A. Kramer

Senior Vice President and General Counsel

2701 Navistar Drive

Lisle, Illinois 60532

(331) 332-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael Davis

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

(212) 450-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES AND WITHDRAWAL OF REGISTRATION STATEMENT

This Post-Effective Amendment (this “Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-234051) (the “Registration Statement”) filed by Navistar International Corporation (the “Registrant”) with the Securities and Exchange Commission on October 2, 2019, registering an indeterminate principal amount of debt securities, common stock, preferred stock, preference stock, depositary shares, warrants, purchase contracts, units and subscription rights.

On July 1, 2021, pursuant to the Agreement and Plan of Merger, dated as of November 7, 2020 (the “Merger Agreement”), by and among TRATON SE (“TRATON”), Dusk Inc., a Delaware corporation and a wholly owned indirect subsidiary of TRATON (the “Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant surviving as an indirect subsidiary of TRATON (the “Merger”). As a result of the Merger, the Registrant is terminating all offerings of securities pursuant to the Registration Statement.

In light of the foregoing, in accordance with the Registrant’s undertaking in Part II, Item 17(a)(3) of the Registration Statement, the Registrant is deregistering by means of this Amendment any securities remaining unsold under the Registration Statement.

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lisle, State of Illinois, on July 1, 2021.

NAVISTAR INTERNATIONAL CORPORATION

By:	/s/ Walter G. Borst
Name: Walter G. Borst
Title: Executive Vice President and Chief Financial Officer

By:	/s/ Curt A. Kramer
Name: Curt A. Kramer
Title: Senior Vice President and General Counsel

No other person is required to sign this Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.